Exhibit 99.1

San Joaquin Bancorp Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Increases Cash Dividend by 12.5%

BAKERSFIELD, CA – (Business Wire) – January 31, 2007 – San Joaquin Bancorp (OTCBB: SJQU):

San Joaquin Bancorp, the “Company”, today announced that its Board of Directors has declared its regular annual cash dividend to shareholders of $.27 per share. The dividend is payable to shareholders of record as of February 28, 2007 and will be paid on March 15, 2007.

Bart Hill, President, said, "It has been an exciting year and the Board of Directors is pleased to be able to provide the shareholders with a dividend increase of $.03 per share, up 12.5% from 2006. The increase reflects the strong and steady performance of the Company over the last 26 years."

The Company has paid annual cash dividends since 1999. The dividend has increased by approximately 10% each year.

San Joaquin Bancorp, with $747 million in assets as of December 31, 2006, is the parent company of San Joaquin Bank, a state-chartered bank headquartered in Bakersfield, California.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

Contact: Bart Hill President (661) 281-0300

Stephen M. Annis Executive Vice-President & CFO (661) 281-0360 www.sjbank.com